Exhibit 3.1


                                                     State of Delaware
                                                     Secretary of State
                                                     Division of Corporations
                                                     Filed 09:00 AM   02/07/1997
                                                     971042479 - 2145899




                                PC ETCETERA, INC.

               Certificate of Designations of Preferred Stock Authorized by Resolution of the Board of Directors Providing for an Issue of 658,412 Shares of Preferred Stock Designated "Series C Preferred Shares."

     PC Etcetera, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of Title 8 thereof and Article IV of the Corporation's Certificate of Incorporation, DOES HEREBY CERTIFY THAT:

     Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, said Board of Directors, at a meeting duly held, adopted a resolution providing for the issuance of 658,412 shares of the Corporation's Preferred Stock, par value $.001 per share, designated "Series C Preferred Shares, which resolution is as follows:

     RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for and authorize the issuance of 658,412 shares of Preferred Stock, par value $.001 per share, of the Corporation, to be designated "Series C Preferred Shares" of the presently authorized but unissued shares of Preferred Stock. The voting powers, designations, preferences, and relative, participating, optional or other special rights of the Series C Preferred Shares authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

     (i) Dividends. The holders of Series C Preferred Shares, on a pari passu basis with the holders of the Corporation's Common Shares (based upon the number of Common Shares into which the Series C Preferred Shares are convertible), shall be entitled to receive such dividends as may be declared by the Board of Directors. Declared but unpaid dividends shall not bear interest.

     (ii) Voting Rights. The holders of the Series C Preferred Shares shall be entitled to vote on all matters required to be or otherwise submitted to a vote of holders of the Corporation's Common Shares. The holders of the Series C Preferred Shares shall vote together with the holders



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of the  Corporation's  Common shares as a single class. In such matters on which the holders of the Series C Preferred Shares are entitled to vote, each Series C Preferred Share shall be entitled to ten (10) votes for every one (1) vote to which each Common Share of the Corporation is entitled.

     (iii) Conversion.

     (A) Conversion Right. Subject to the authorization of shareholders holding a sufficient number of the Corporation's Common Shares to permit such conversion, each Series C Preferred Share shall be convertible, at the option of the holder thereof, at the office of the Corporation, into ten (10) Common Shares of the Corporation.

     (B) Procedure. Before any holder of Series C Preferred Shares shall be entitled to receive Common Shares upon conversion, the holder shall (I) surrender the certificate(s) therefor, duly endorsed, at the principal offices of the Corporation and (II) shall give written notice to the Corporation at such offices that the holder elects to convert the same into Common Shares and shall further state therein the number of Series C Preferred Shares being converted. Subject to the provision hereof, effective upon the receipt of the Corporation of the certificate(s) pursuant to and in accordance with (I) above and the written notice pursuant to and in accordance with (II) above (the "Effective Conversion Date"), the holder shall thereupon be deemed to be the holder of record of the Common Shares issuable upon conversion, notwithstanding that the stock transfer books of the Corporation shall then be closed or that the certificate(s) representing such Common Shares shall not be actually delivered to the holder. Subject to the provisions hereof, promptly following the Effective Conversion Date, the Corporation shall cause its transfer agent to issue and deliver to such holder of Series C Preferred Shares a certificate for the number of Common Shares to which the holder shall be entitled.

     (C) Fractional Shares. No fractional Common Shares shall be issued upon conversion of Series C Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay, in cash, an amount equal to the product of (i) such fraction of a share times (ii) the market price of one Common Share on the Effective Conversion Date. As used herein, the term "market price" shall mean the closing price or, if not available, the mean of the closing bid and asked prices, or, if not available, the mean of the highest bid and lowest asked prices, of the Common Shares as quoted on a national securities exchange, or in the over-the-counter market as reported by NASDAQ or, if not available, by the National Quotation Bureau, Incorporated, as the case may be, or, if there is no selling or bid or asked price in a particular day, then the closing selling price, or, if not a available, the mean of the closing bid and asked prices, or, if not available, the mean of the highest bid and lowest asked prices on the nearest trading date before that day and for which such prices are available, and if the Common
Shares are not listed on such an exchange or trade in such market on the Effective Conversion Date, then the market price shall be determined by the Board of Directors by taking into consideration all relevant factors, including, but not limited to, the Corporation's net worth, prospective earning power and dividend paying capacity.



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     (D)  Reservation  of  Shares  Issuable  Upon  Conversion.  Subject  to  the
authorization of shareholders holding a sufficient number of the Corporation's Common Shares to permit such reservation of shares, the Corporation shall at all times reserve and keep available out of its authorized but unissued Common
Shares, solely for the purpose of effecting the conversion of the Series C Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series C Preferred Shares; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of the Series C Preferred Shares by delivery of Common Shares which are held in the treasury of the Corporation.

     (E) Lost, Stolen or Destroyed Certificates. In the event that the holder notifies the Corporation that the certificate(s) representing Series C Preferred Shares have been lost, stolen or destroyed and either (i) provides a letter, in form satisfactory to the Corporation, to the effect that the will indemnify the Corporation from any loss incurred by it in connection therewith, and/or (ii) provides an indemnity bond in such amount as is reasonably required by the Corporation, the Corporation having the option of electing either (i) or (ii) or both, the Corporation may, in its sole discretion, accept such letter and/or indemnity bonds in lieu of the surrender of the certificate(s) as required by subsections (iii) and (iv) hereof.

     (F) Statutory Restrictions. The foregoing provisions for conversion of the Series C Preferred Shares shall be subject to all applicable statutory limitations and restrictions.

     (iv) Liquidation Preferences. Subject to the liquidation rights and preferences of the Series A Preferred Shares of the Corporation and any other stock of the Corporation ranking in liquidation senior to the Series C Preferred Shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up or the Corporation, the holders of Series C Preferred Shares will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any Common Shares by reason of the ownership thereof, an amount equal to the fixed sum of one tenth of one cent ($.001) per share and no more (the "Preferential Amount"). If, upon the occurrence of such event, the assets and funds thus distributable among the holders of Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full Preferential Amount, then, the entire assets of the funds of the Corporation legally available for distribution to the holders of the Series C Preferred Shares shall be distributed ratably among such holders in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. After the payment or setting apart of the full Preferential Amount required to be paid to the holders of Series C Preferred shares, the holders of Common Shares or any other stock of the Corporation ranking in liquidation junior to the Series C Preferred Shares shall be entitled to receive ratably all remaining assets or surplus funds of the Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, within the meaning of this section.



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     (v) Sinking  Fund.  The Series C Preferred  Shares shall not be entitled to the benefit of any sinking fund to be applied to their purchase or redemption.

     IN WITNESS WHEREOF, PC ETCETERA, INC. has caused this certificate to be executed by its President and attested by its Secretary this 7th day of February 1997.

                                            PC ETCETERA, INC.


                                            By: /s/Terry Steinberg
                                                ------------------
                                                Terry Steinberg
                                                President
ATTEST:

/s/Joseph Sabrin
----------------
Joseph Sabrin,
Secretary